Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM AND SUMMIT PHARMACEUTICALS ENTER INTO
EXCLUSIVE AGENCY AGREEMENT TO LICENSE NSI-189 RIGHTS IN JAPAN

NSI-189 currently in Phase I clinical trial for major depression

ROCKVILLE, Maryland, June 7, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announced that it has signed an exclusive agency licensing agreement with Summit Pharmaceuticals International Corporation, of Tokyo, Japan (SPI), a wholly owned subsidiary of Sumitomo Corporation Group.  Under the agreement, SPI will market development and licensing rights to NSI-189, Neuralstem’s neurogenic compound currently in an FDA-approved Phase I clinical trial for major depressive disorder, or major depression.

“We have stated previously our intention to take NSI-189 through Phase II trials before seeking a partner for worldwide rights,” said Neuralstem President & CEO Richard Garr. “The single exception to this strategy is the Japanese market, where we are aggressively seeking an early-stage development and licensing partner. We look forward to working with Sumitomo to achieve this end.”

About NSI-189

NSI-189 is the lead compound in Neuralstem’s neurogenerative small molecule drug platform, which the company plans to develop into orally administered drugs for major  depression and other psychiatric disorders.

In mice, NSI-189 both stimulated neurogenesis in the hippocampus and increased its volume. Additionally, NSI-189 stimulated neurogenesis of human hippocampus-derived neural stem cells in vitro. Therefore, NSI-189 may reverse the human hippocampal atrophy seen in major depression and other disorders. This program has received significant support from both the Defense Advanced Research Projects Agency (DARPA) and the National Institutes of Health (NIH).

NSI-189 is currently in a Phase Ia trial to evaluate its safety and maximum tolerated does in healthy volunteers. Phase Ib will test the safety and tolerability of the drug in patients with major depression.

About Neuralstem:

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has commenced an FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression.  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended March 31, 2011.

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